Exhibit 8.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

October 31, 2012

Board of Directors

McEwen Mining Inc.

181 Bay Street, Suite 4750

Toronto, ON

CANADA M5J2T3

Ladies and Gentlemen:

This firm has acted as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with the offer (the “Exchange Offer”) by the Company to issue shares of the Company’s common stock (“McEwen Mining common stock”) upon the exchange or redemption of outstanding exchangeable shares of Canadian Exchange Co. (“Exchangeable Shares”) that will be issued by Canadian Exchange Co. upon the valid exercise of subscription rights issued by Canadian Exchange Co. pursuant to that certain Canadian rights offering circular of the Company and Canadian Exchange Co., dated October 26, 2012.  The Shares will be issued by the Company pursuant to a prospectus supplement, dated October 31, 2012, and the accompanying base prospectus (such documents, collectively, the “Prospectus”) that form part of the Company’s registration statement on Form S-3 (File No. 333-182192), initially filed with the Securities and Exchange Commission on June 18, 2012 and declared effective on August 3, 2012 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

This opinion letter is based as to matters of law solely on the United States Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax law”). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the Registration Statement and the Prospectus.

In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Company or those similarly qualified are true and correct without such qualification), (ii) the Company will take such actions as the Prospectus states the Company “intends” or “expects” to take, and (iii) all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.

We hereby confirm that, subject to the assumptions set forth herein and the assumptions, qualifications and conditions set forth in the Prospectus, the discussion set forth in the prospectus supplement dated October 31, 2012 under the heading “CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES”, constitutes our opinion insofar as it sets forth the material United States federal income tax consequences to shareholders who exchange their Exchangeable Shares for shares of McEwen Mining common stock pursuant to the Exchange Offer.

This opinion letter has been prepared solely for use in connection with the issuance of the shares of McEwen Mining common stock by the Company in accordance with the Registration Statement and the Prospectus and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. This opinion letter should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Company’s Current Report on Form 8-K and its incorporation by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP